UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

METALS USA HOLDINGS CORP.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

59132A104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 16,923,944 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 16,923,944 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,923,944 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 45.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,222,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,222,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,222,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Netherlands Partners V (A), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 233,078 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 233,078 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 233,078 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Netherlands Partners V (B), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 164,257 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 164,257 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 164,257 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo German Partners V GmbH & Co. KG

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 184,721 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 184,721 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 184,721 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Verwaltungs V GmbH

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 184,721 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 184,721 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 184,721 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF V Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management V, Inc.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 59132A104

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,728,650 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,728,650 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,728,650 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 53.2%

12	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer Metals USA Holdings Corp.
	(b)	Address of Issuer’s Principal Executive Offices 2400 E. Commercial Blvd., Suite 1100 Fort Lauderdale, Florida 33308
Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Investment Fund V, L.P. (“AIF V”), (ii) Apollo Overseas Partners V, L.P. (“Overseas V”), (iii) Apollo Netherlands Partners V (A), L.P. (“Netherlands A”), (iv) Apollo Netherlands Partners V (B), L.P. (“Netherlands B”), (v) Apollo German Partners V GmbH & Co. KG (“German V”), (vi) Apollo Verwaltungs V GmbH (“Apollo German GP”), (vii) Apollo Management V, L.P. (“Management V”), (viii) AIF V Management, LLC (“AIF V LLC”), (ix) Apollo Management, L.P. (“Apollo Management”), (x) Apollo Management GP, LLC (“Management GP”), (xi) Apollo Management Holdings, L.P. (“Management Holdings”), (xii) Apollo Management Holdings GP, LLC (“Holdings GP”), (xiii) Apollo Advisors V, L.P. (“Advisors V”), (xiv) Apollo Capital Management V, Inc. (“Capital Management V”), (xv) Apollo Principal Holdings I, L.P. (“Principal I”), and (xvi) Apollo Principal Holdings I GP, LLC (“Principal I GP”).  AIF V, Overseas V, Netherlands A, Netherlands B and German V (collectively, the “Apollo Funds”), each hold shares of common stock of the Issuer.  Apollo German GP serves as the general partner of German V.  Management V serves as the manager of AIF V, Overseas V, Netherlands A and Netherlands B and as a special limited partner of German V, and is the sole shareholder of Apollo German GP.  AIF V LLC serves as the general partner of Management V, Apollo Management serves as the sole member and manager of AIF V LLC, and Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of Management GP, and Holdings GP serves as the general partner of Management Holdings.  Advisors V serves as the general partner of AIF V, Netherlands A and Netherlands B, as the managing general partner of Overseas V and as a special limited partner of German V.  Capital Management V serves as the general partner of Advisors V.  Principal I is the sole stockholder of Capital Management and Principal I GP serves as the general partner of Principal I.  The Apollo Funds, together with Apollo German GP, Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings, Holdings GP, Advisors V, Capital Management V, Principal I and Principal I GP, are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of AIF V, Advisors V, Capital Management V, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Overseas V, Netherlands A and Netherlands B is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office of German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany.  The principal office of each of Management V, AIF V LLC, Apollo Management, Management GP,

Management Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(c)

Citizenship
AIF V, Management V, Apollo Management, Management Holdings, Advisors V and Principal I are each Delaware limited partnerships.  AIF V LLC, Management GP, Holdings GP and Principal I GP are each Delaware limited liability companies. Overseas V, Netherlands A and Netherlands B are exempted limited partnerships registered in the Cayman Islands.  German V is a limited partnership registered in Germany and Apollo German GP is a limited liability company registered in Germany.  Capital Management V is a corporation organized under the laws of Delaware.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 59132A104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		AIF V:	16,923,944 shares of Common Stock
		Overseas V:	2,222,650 shares of Common Stock
		Netherlands A:	233,078 shares of Common Stock
		Netherlands B:	164,257 shares of Common Stock
		German V:	184,721 shares of Common Stock
		Apollo German GP:	184,721 shares of Common Stock
		Management V:	19,728,650 shares of Common Stock
		AIF V LLC:	19,728,650 shares of Common Stock
		Apollo Management:	19,728,650 shares of Common Stock
		Management GP:	19,728,650 shares of Common Stock
		Management Holdings:	19,728,650 shares of Common Stock
		Holdings GP:	19,728,650 shares of Common Stock
		Advisors V:	19,728,650 shares of Common Stock
		Capital Management V:	19,728,650 shares of Common Stock
		Principal I:	19,728,650 shares of Common Stock
		Principal I GP:	19,728,650 shares of Common Stock

Each of the Apollo Funds disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Apollo Fund, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Each of Apollo German GP, Management V, AIF V LLC, Apollo Management, Management

GP, Management Holdings, Holdings GP, Advisors V, Capital Management V, Principal I, Principal I GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP, and the managers, as well as principal executive officers, of Holdings GP, disclaim beneficial ownership of all shares of the Common Stock of the Issuer included in this report and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	AIF V:	45.6%
	Overseas V:	6.0%
	Netherlands A:	0.6%
	Netherlands B:	0.4%
	German V:	0.5%
	Apollo German GP:	0.5%
	Management V:	53.2%
	AIF V LLC:	53.2%
	Apollo Management:	53.2%
	Management GP:	53.2%
	Management Holdings:	53.2%
	Holdings GP:	53.2%
	Advisors V:	53.2%
	Capital Management V:	53.2%
	Principal I:	53.2%
	Principal I GP:	53.2%

The percentage amounts are based on 37,102,523 shares of Common Stock outstanding as of November 1, 2012 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
		AIF V: 16,923,944 shares of common stock
		Overseas V: 2,222,650 shares of common stock
		Netherlands A: 233,078 shares of common stock
		Netherlands B: 164,257 shares of common stock
		German V: 184,721 shares of common stock
		Apollo German GP: 184,721 shares of common stock
		Management V: 19,728,650 shares of common stock
		AIF V LLC: 19,728,650 shares of common stock
		Apollo Management: 19,728,650 shares of common stock
		Management GP: 19,728,650 shares of common stock
		Management Holdings: 19,728,650 shares of common stock
		Holdings GP: 19,728,650 shares of common stock

		Advisors V:	19,728,650 shares of common stock
		Capital Management V:	19,728,650 shares of common stock
		Principal I:	19,728,650 shares of common stock
		Principal I GP:	19,728,650 shares of common stock
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of:
		AIF V:	16,923,944 shares of common stock
		Overseas V:	2,222,650 shares of common stock
		Netherlands A:	233,078 shares of common stock
		Netherlands B:	164,257 shares of common stock
		German V:	184,721 shares of common stock
		Apollo German GP:	184,721 shares of common stock
		Management V:	19,728,650 shares of common stock
		AIF V LLC:	19,728,650 shares of common stock
		Apollo Management:	19,728,650 shares of common stock
		Management GP:	19,728,650 shares of common stock
		Management Holdings:	19,728,650 shares of common stock
		Holdings GP:	19,728,650 shares of common stock
		Advisors V:	19,728,650 shares of common stock
		Capital Management V:	19,728,650 shares of common stock
		Principal I:	19,728,650 shares of common stock
		Principal I GP:	19,728,650 shares of common stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013
APOLLO INVESTMENT FUND V, L.P.

	By:	Apollo Advisors V, L.P.
its general partner

		By:	Apollo Capital Management V, Inc.
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS V, L.P.

	By:	Apollo Advisors V, L.P.
its managing general partner

		By:	Apollo Capital Management V, Inc.
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO NETHERLANDS PARTNERS V (A), L.P.

	By:	Apollo Advisors V, L.P.
its managing general partner

		By:	Apollo Capital Management V, Inc.
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO NETHERLANDS PARTNERS V (B), L.P.

By:	Apollo Advisors V, L.P.
its managing general partner

	By:	Apollo Capital Management V, Inc.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO GERMAN PARTNERS V GMBH & CO. KG

By:	Apollo Advisors V, L.P.
its managing limited partner

	By:	Apollo Capital Management V, Inc.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO VERWALTUNGS GMBH

By:	/s/ Angela Bartl
Angela Bartl
Managing Director

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF V MANAGEMENT, LLC.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS V, L.P.

By:	Apollo Capital Management V, Inc.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT V, INC.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President